Exhibit 23.1

(ARTHUR ANDERSEN LLP LETTERHEAD)

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated January 25, 2001 included in WPS Resources Corporation Form 10-K for the year ended December 31, 2000 and to all references to our firm included in this registration statement.

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin

January 21, 2002